Exhibit 10.7

Purchase order	TMK Power Industries Ltd

Destination		Supplier
Corporate name	TMK Power Industries Ltd.	Corporate name: Shenzhen Dabieshan New Energy Ltd. Tel： Fax：Business Representative：
delivery date
consignee

Delivery method
Shipping	Delivery to the company	Buyer
freight	Assumed by the supplier	Corporate name： TMK Power Industries Ltd.
Payment		Address：No.159,Hua Wang Road,Dalang Street,Longhua
Advance deposit	none	Tax ID： 440306731133261
Payment Method	monthly	Opening Bank： Shenzhen Development Bank Longhua
Currency	RMB	Branch Account No.： 11002926283401
Terms of settlement	negotiation	Tel： 0755-28109908-103
other	Open 17% value-added tax invoice	Fax： 0755-28109420

Material Name/Code	Specification Model	Quantity	Unit	Unit Price	Amount	Note

Exchange provision：

1. Backup and excess: every time delivery must provide 1% spare parts, 1% spare parts plus the excess over the order quantity are without warehouse warrant, or regarded as gift and not included in payment.

2. Delivery requirements: must be in strict accordance with the order delivery requirement, if there is any delay,a fine numbered 1% of the total amount of the order will be deducted every overdue day.

3. Quality requirements: make incoming material inspection according to the product specifications, drawings and packaging requirements confirmed by two sides and on the basis of GB2828-2, appearance AQL= 1.0 performance AQC = 65.

4. Treatment of the bad ones: A, the unqualified products shall be taken back within 7 days after inspection, our company shall not be liable for any overdue. B.the fees incurred in emergent choice shall be claimed according to the agreement signed by both sides.

5. The goods shall conform to the requirements of the SGS.

6. The outer packing must have RoHS mark.

Confirm：	Form compiled No.：TMK-PUR-R006